Exhibit 99.2

Arcimoto CEO Provides 2019 Business Recap and Outlines Plans for 2020

Eugene, Ore., Jan. 13, 2020 – Arcimoto, Inc.®, (NASDAQ: FUV), a leading manufacturer of ultra-efficient three-wheeled everyday electric vehicles, today provided the following business update from the Company’s CEO, Mark Frohnmayer.

The Watershed Year

“2019 was the most pivotal year in Arcimoto’s history. We achieved a milestone twelve years in the making with the launch of retail production of the Fun Utility Vehicle (FUV) at our automated factory in Oregon.

We also demonstrated the flexibility of the Arcimoto platform. We introduced the Rapid Responder in February and in March we unveiled the Deliverator. Designed to address the needs of emergency/security response and last mile delivery respectively, we believe Arcimoto’s full family of platform products will provide the sales and production volume necessary for the Company to become a meaningful producer in the clean transportation space.

Finally, we further defined Arcimoto’s initial in-market experience model. We believe both the franchise dealer sales model of traditional automotive and the retail test drive outlet model utilized by companies like Tesla have drawbacks; either intermediary margins or company capital and operating overhead. In 2019, we put forward a manufacturer rental franchise model intended to overcome these deficiencies. At the end of Q3 we signed our first rental franchise in Key West, and by December 31 had delivered its first 8 FUVs. In addition, we shipped the first of 40 planned FUVs to GoCar Tours of San Francisco.

Production, Delivery, Preorders

In September we completed FMVSS regulatory testing for our flagship product, the FUV, and we began production and delivery to our first retail customers on September 19.

Production started at a rate of four units per week, which doubled to eight per week at the beginning of December. In total, Arcimoto manufactured 57 and delivered 45 retail FUVs by year’s end.

Notably, in Q4 alone, we built more vehicles than in the previous twelve years combined.

Our concerted team effort and resources were largely directed to achieve production and build the systems needed to support a production enterprise, with marketing efforts kept to a minimum. Even so, our net pre-orders increased by 1,219 over the course of the year, to a total of 4,220 as of December 31.

2020 Vision (and beyond)

Our mandate is clear: increase production rate to meet Arcimoto’s pre-order backlog and anticipated future market demand, and drive down cost to achieve profitable venture margins and offer ever more affordable products to an ever-wider addressable market. We aim to step up to 12 units per week by the end of Q1 and 16 per week by the end of Q2 as we build the ramp to a planned 200 units per week by early 2021.

In Q1 we plan to launch the first Deliverator and Rapid Responder pilot vehicles in anticipation of series production of both models by the end of the year.

We also plan to expand our in-market rental model, ensuring the visibility and availability of the FUV in more key destination markets around the country.

Looking further, we intend to increase our national and global manufacturing and distribution capabilities through strategic partnerships and corporate expansion, in order to make a meaningful dent in global automotive emissions and fully realize our mission to catalyze the shift to a sustainable transportation system.

None of this would be possible without the steadfast support of our investors, suppliers, customers, and fans. We deeply appreciate your continued enthusiasm for this endeavor and our mission.”

Frohnmayer also penned a letter to company stakeholders, with his thoughts on the twelve year journey that Arcimoto has taken to this point, and what lies ahead. You can read that letter here.

For more information, visit Arcimoto.com.

Public Relations Contact:

Susan Donahue

Main: 646-454-9378

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com

About Arcimoto, Inc.

Headquartered and manufactured in Eugene, Oregon, Arcimoto, Inc. (NASDAQ: FUV) is devising new technologies and patterns of mobility that together raise the bar for environmental efficiency, footprint and affordability. Available for pre-order today, Arcimoto’s Fun Utility Vehicle, Rapid Responder, and Deliverator are some of the lightest, most affordable, and most appropriate electric vehicles suitable for everyday transport. For more information, please visit www.arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.